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Mesa Energy Holdings, Inc. Completes $1.945 Million in Financing

Press Release Source: Mesa Energy Holdings, Inc. On Thursday February 25, 2010, 8:30 am EST

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, today announced that the Company has completed $1.945 million in financing through a private placement of its two year, 10% secured convertible promissory notes with institutional and accredited investors. The financing will enable the Company to explore and develop its Java Field natural gas project located in western New York.

“Securing this funding enables the Company to initiate its exploration program in the Marcellus Shale,” said CEO of Mesa Energy Holdings, Inc., Randy M. Griffin. "We are pleased with the confidence that our investors have placed in us and in our ability to execute our business plan. We are fully committed to executing our plans for the Java Field, Marcellus Shale natural gas project and we will update our shareholders of the progress of this project."

The securities sold have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:

Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595